Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 of Citizens & Northern Corporation, Inc. and Subsidiaries and to the incorporation by reference therein of our report dated February 15, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Citizens & Northern Corporation and Subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Baker Tilly Virchow Krause, LLP

Williamsport, Pennsylvania
January 10, 2019